Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	F. Brad Denardo, Chairman, President & CEO	David K. Skeens, Treasurer & CFO
	(540) 951-6213 bdenardo@nbbank.com	(540) 951-6347 dskeens@nbbank.com

National Bankshares, Inc. Reports Income for Third Quarter and Nine Months Ended September 30, 2020

BLACKSBURG, VA., October 22, 2020 -- National Bankshares, Inc. (NASDAQ: NKSH), parent company of The National Bank of Blacksburg, today announced its results of operations for the third quarter and nine months ended September 30, 2020. The Company reported net income of $11.13 million, or $1.71 per common share, for the nine months ended September 30, 2020. This compares to net income of $12.69 million, or $1.92 per common share, for the nine months ended September 30, 2019. National Bankshares, Inc. ended the first nine months of 2020 with total assets of $1.44 billion.

Chairman, President, and CEO F. Brad Denardo commented, “The economic effects of the COVID-19 pandemic continue to impact our income statement. An increased loan loss allowance, low interest rates on loans, and reduced noninterest income all contributed to lower year-over-year income for the first nine months of 2020. While the broader economic outlook is still uncertain, we remain focused on serving our customers safely and effectively, while controlling costs and maintaining a strong capital position. To our customers, communities, and shareholders, we thank you for your continued support.”

Highlights for the Nine Months Ended September 30, 2020

In Light of the Pandemic

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To protect our employees and customers during the COVID-19 pandemic, we shifted to serving customers primarily though branch drive-thrus and digital channels by closing our branch office lobbies on March 20th. We continue to serve customers in person when requested and hope to reopen our lobbies within the next few months.

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To aid our many business customers with pandemic related financial hardship, we have modified or deferred payments on 361 loans totaling $160.23 million as of September 30, 2020. Requests for modifications and/or deferrals greatly subsided during the third quarter as many of our business customers experienced improved revenue.

Income Statement

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Our current net income includes a loan loss provision of $1.99 million, an increase of $1.64 million over the provision for the first three quarters of 2019. We continue to approach estimation of loan losses and the resulting provision with sensitivity to the current economic environment.

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Despite the emphasis on bolstering our allowance for loan losses, the return on average assets improved from 1.03% for the six months ended June 30, 2020 to 1.08% for the nine months ended September 30, 2020.

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The drop in interest rates has resulted in low rates on new loans and refinancing of higher-rate existing loans, straining the net interest margin. The net interest margin for the nine months ended September 30, 2020 is 2.98%, down from 3.31% for the first three quarters of 2019, and from 3.05% for the first half of 2020.

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Noninterest income was down 9.89%, or $0.64 million, compared to the nine months ended September 30, 2019. This decrease was primarily in service charges and fees on deposit accounts as our customers have been careful not to overdraw their accounts or incur other fees.

-	The Company has worked to contain expenses. Noninterest expense decreased 3.32%, or $0.64 million compared to the nine months ending September 30, 2019.

101 Hubbard Street / Blacksburg, Virginia 24060
P.O. Box 90002 / Blacksburg, Virginia 24062-9002
540 951-6300 / 800 552-4123
www.nationalbankshares.com

Balance Sheet

-	Total assets increased by $162.78 million, or 12.79%, from September 30, 2019, to $1.44 billion.

-	Total deposits have increased $145.56 million, or 13.63%, from September 30, 2019, to $1.21 billion. We expect the deposit base to remain fairly stable through the end of 2020.

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Gross loans have grown by $80.04 million since September 30, 2019. Small Business Administration Paycheck Protection Program (PPP) loans represent $58.03 million of that growth. We expect total loans to decrease in the fourth quarter as some PPP loans will be forgiven and a large loan is scheduled to be paid off.

-	With total stockholders’ equity of $202.19 million, the Company’s capital position provides a source of strength and continues to significantly exceed all regulatory capital guidelines.

Other Notables

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No shares of the Company’s common stock were repurchased this quarter. However, with PPP loans starting to be forgiven, which provides us with much more liquidity, we may consider repurchases in the fourth quarter or early in 2021.

-	Nonperforming loans as a percentage of total loans decreased to 0.45% at September 30, 2020, a 20.3% decrease from 0.56% at September 30, 2019, and a decrease from 0.48% at June 30, 2020.

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The efficiency ratio continues to improve at 54.10% for the nine months ended September 30, 2020, as compared to 55.30% for the nine months ended September 2019 and 54.50% for the six months ended June 30, 2020.

-	The allowance for loan losses to total loans as of September 30, 2020 remained at a similar level to June 30, 2020, at 1.05%. Excluding the Paycheck Protection Program loans, the ratio is 1.13%.

-	The book value per common share as of September 30, 2020 was $31.16, an improvement from $28.97 as of September 30, 2019, and $30.17 as of June 30, 2020.

Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include the efficiency ratio and certain financial measures presented on a fully taxable-equivalent (“FTE”) basis. FTE basis is calculated using the federal statutory income tax rate of 21%. Further, the Company elects not to annualize net securities gains and losses in 2020 and 2019 or the insurance recovery received in 2019 in calculating the return on average equity and return on average assets. The Company believes certain non-GAAP financial measures enhance the understanding of its business and performance. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions.

About National Bankshares

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc.  National Bank is a community bank operating from 25 full-service offices and one loan production office throughout Southwest Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area.  The Company’s stock is traded on the NASDAQ Capital Market under the symbol “NKSH.” Additional information is available at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets, and technology. The Company does not update any forward-looking statements that it may make.

National Bankshares, Inc.

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except for share and per share data)	September 30, 2020	September 30, 2019	December 31, 2019
Assets
Cash and due from banks	$10,593	$14,206	$10,290
Interest-bearing deposits	68,779	135,490	76,881
Securities available for sale, at fair value	487,351	334,150	435,263
Restricted stock	1,279	1,220	1,220
Total securities	488,630	335,370	436,483
Mortgage loans held for sale	3,690	2,333	905
Loans:
Loans, net of unearned income and deferred fees and costs	800,654	722,287	733,451
Less: allowance for loan losses	(8,428)	(7,262)	(6,863)
Loans, net	792,226	715,025	726,588
Premises and equipment, net	10,024	8,993	8,919
Accrued interest receivable	5,238	4,233	4,285
Other real estate owned, net	1,553	1,470	1,612
Intangible assets and goodwill	5,848	5,848	5,848
Bank-owned life insurance	36,226	35,338	35,567
Other assets	12,691	14,415	14,459
Total assets	$1,435,498	$1,272,721	$1,321,837

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$270,237	$217,720	$201,866
Interest-bearing demand deposits	676,162	580,533	643,482
Savings deposits	164,175	145,188	146,377
Time deposits	103,008	124,586	128,028
Total deposits	1,213,582	1,068,027	1,119,753
Accrued interest payable	86	133	144
Other liabilities	19,636	16,573	18,214
Total liabilities	1,233,304	1,084,733	1,138,111

Stockholders' Equity
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding	---	---	---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,489,574 shares at September 30, 2020, September 30, 2019 and December 31, 2019	8,112	8,112	8,112
Retained earnings	190,901	184,016	184,120
Accumulated other comprehensive loss, net	3,181	(4,140)	(8,506)
Total stockholders' equity	202,194	187,988	183,726
Total liabilities and stockholders' equity	$1,435,498	$1,272,721	$1,321,837

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
($ in thousands, except for share and per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest Income
Interest and fees on loans	$8,606	$8,548	$25,491	$25,277
Interest on federal funds	---	---	---	---
Interest on interest-bearing deposits	17	407	248	1,048
Interest on securities - taxable	1,572	1,565	5,791	4,851
Interest on securities - nontaxable	513	768	1,316	2,543
Total interest income	10,708	11,288	32,846	33,719
Interest Expense
Interest on time deposits	395	523	1,476	1,239
Interest on other deposits	1,025	1,342	3,338	4,333
Total interest expense	1,420	1,865	4,814	5,572
Net interest income	9,288	9,423	28,032	28,147
Provision for loan losses	154	95	1,985	350
Net interest income after provision for loan losses	9,134	9,328	26,047	27,797
Noninterest Income
Service charges on deposit accounts	471	643	1,430	1,840
Other service charges and fees	37	46	113	149
Credit card fees	339	350	1,031	1,015
Trust income	423	440	1,244	1,208
Bank-owned life insurance	219	230	659	681
Other income	423	227	1,233	1,368
Realized securities gain, net	14	162	96	182
Total noninterest income	1,926	2,098	5,806	6,443
Noninterest Expense
Salaries and employee benefits	3,211	3,540	10,882	11,163
Occupancy and furniture and fixtures	452	468	1,360	1,410
Data processing and ATM	799	823	2,396	2,363
FDIC assessment	87	---	127	167
Net cost of other real estate owned	18	17	36	45
Franchise taxes	331	343	1,009	990
Other operating expenses	1,222	1,195	2,854	3,166
Total noninterest expense	6,120	6,386	18,664	19,304
Income before income tax expense	4,940	5,040	13,189	14,936
Income tax expense	772	788	2,060	2,247
Net Income	$4,168	$4,252	$11,129	$12,689
Basic net income per share	$0.64	$0.65	$1.71	$1.92
Fully diluted net income per share	$0.64	$0.65	$1.71	$1.92
Weighted average number of common shares outstanding
Basic	6,489,574	6,499,957	6,489,574	6,611,354
Diluted	6,489,574	6,499,957	6,489,574	6,611,354
Dividends declared per share	---	---	$0.67	$0.67
Dividend payout ratio	---	---	39.07%	34.35%
Book value per share	---	---	$31.16	$28.97

National Bankshares, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
($ in thousands)	September 30, 2020	September 30, 2019
Net income	$4,168	$4,252

Other Comprehensive Income, Net of Tax
Unrealized holding gain on available for sale securities net of tax of $601 for the period ended September 30, 2020 and $146 for the period ended September 30, 2019	2,256	544
Reclassification adjustment for gain included in net income, net of tax of ($3) for the period ended September 30, 2020 and ($34) for the period ended September 30, 2019	(11)	(128)
Other comprehensive income, net of tax	$2,245	$416
Total Comprehensive Income	$6,413	$4,668

	Nine Months Ended
($ in thousands)	September 30, 2020	September 30, 2019
Net income	$11,129	$12,689

Other Comprehensive Income, Net of Tax
Unrealized holding gain on available for sale securities net of tax of $3,127 for the period ended September 30, 2020 and $2,149 for the period ended September 30, 2019	11,763	8,089
Reclassification adjustment for gain included in net income, net of tax of ($20) for the period ended September 30, 2020 and ($38) for the period ended September 30, 2019	(76)	(144)
Other comprehensive income, net of tax	$11,687	$7,945
Total Comprehensive Income	$22,816	$20,634

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	Three Months Ended		Nine Months Ended
($ in thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Average Balances
Cash and due from banks	$11,019	$11,590	$11,229	$11,367
Interest-bearing deposits	64,981	75,581	74,296	61,209
Securities available for sale	488,272	376,792	460,016	397,235
Restricted stock	1,279	1,220	1,261	1,220
Mortgage loans held for sale	1,459	914	1,120	509
Gross Loans	799,100	721,238	765,076	717,667
Loans, net	790,357	713,463	757,094	709,766
Intangible assets	5,848	5,848	5,848	5,848
Total assets	1,430,541	1,250,473	1,378,921	1,253,245
Total deposits	1,211,750	1,050,817	1,165,639	1,052,855
Stockholders' equity	198,928	183,273	193,920	184,286
Interest-earning assets	1,340,835	1,171,425	1,292,594	1,177,688
Interest-bearing liabilities	945,682	847,489	927,022	854,458

Financial Ratios
Return on average assets(1)	1.16%	1.32%	1.08%	1.34%
Return on average equity(1)	8.32%	9.00%	7.65%	9.10%
Net interest margin	2.84%	3.30%	2.98%	3.31%
Net interest income-fully taxable equivalent	$9,572	$9,748	$28,792	$29,186
Efficiency ratio(2)	53.29%	54.66%	54.10%	55.30%
Average equity to average assets	13.91%	14.66%	14.06%	14.70%

Allowance for Loan Losses
Beginning balance	$8,308	$7,304	$6,863	$7,390
Provision for losses	154	95	1,985	350
Charge-offs	(99)	(188)	(639)	(696)
Recoveries	65	51	219	218
Ending balance	$8,428	$7,262	$8,428	$7,262

(1)	Return on average assets and return on average equity are calculated by annualizing net income to date.
(2)	Efficiency ratio is calculated as noninterest expense, less non-recurring items, divided by the sum of noninterest income and net interest income on a fully taxable equivalent basis.

National Bankshares, Inc.

Asset Quality Data

(Unaudited)

($ in thousands)	September 30, 2020	September 30, 2019
Nonperforming Assets
Nonaccrual loans	$736	$699
Nonaccrual restructured loans	2,866	3,377
Total nonperforming loans	3,602	4,076
Other real estate owned	$1,553	$1,470
Total nonperforming assets	$5,155	$5,546
Accruing restructured loans	1,426	1,880
Accruing loans 90 days or more past due	$236	$211

Asset Quality Ratios
Nonperforming assets to loans net of unearned income and deferred fees, plus other real estate owned	0.64%	0.77%
Allowance for loans losses to total loans	1.05%	1.01%
Allowance for loan losses to nonperforming loans	233.98%	178.16%
Loans past due 90 days or more to loans net of unearned income and deferred fees	0.03%	0.03%